Exhibit 10.7

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of March 2, 2007, is entered into by and among TRADESTAR CONSTRUCTION SERVICES, INC., a New Mexico corporation (“Tradestar”), PETROLEUM ENGINEERS, INC., a Louisiana corporation (“Petroleum Engineers”, and together with Tradestar, the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Paragraph 1 of this Amendment, the “Lender”), acting through its Wells Fargo Business Credit operating division.

Recitals

The Borrower and the Lender are parties to a Credit and Security Agreement dated as of May 23, 2006 (as amended from time to time, the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Affiliate” or “Affiliates” means Tradestar Services, Inc., Decca Consulting Ltd., and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Decca Consulting” means Decca Consulting Ltd., a corporation organized and existing under the laws of Alberta, Canada.

“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)            That portion of Accounts unpaid 90 days or more after the invoice date or, if the Lender in its discretion has determined that a particular dated Account may be eligible, that portion of such Account which is unpaid more than 60 days past the stated due date or more than 90 days past the invoice date;

(ii)           That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)          That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)          Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v)           Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi)          Accounts owed by an account debtor located outside the United States which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(vii)         Accounts denominated in any currency other than United States dollars;

(viii)        Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)           Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

(x)            Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(xi)           That portion of Accounts that has been restructured, extended, amended or modified;

(xii)          That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xiii)         Accounts owed by an account debtor other than Aspect Resources, Remington Oil and Gas, Walter Oil and Gas, Kearney Electric or Indicom Electric Company, regardless of whether otherwise eligible, to the extent that the aggregate balance of Accounts owed by such account debtor exceeds 15% of the aggregate amount of all Accounts;

(xiv)        Accounts owed by Aspect Resources, Remington Oil and Gas, or Walter Oil and Gas, regardless of whether otherwise eligible, to the extent that the aggregate balance of Accounts owed by such account debtor exceeds 20% of the aggregate amount of all Accounts;

(xv)         Accounts owed by an account debtor to Tradestar, regardless of whether otherwise eligible, if 10% or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (xi) above;

(xvi)        Accounts owed by an account debtor to Petroleum Engineers, regardless of whether otherwise eligible, if 20% or more of the total amount of Accounts due from such debtor is ineligible under clause (i) above or if 10% or more of the total amount of Accounts due from such debtor is ineligible under clauses (ii), or (xi) above;

(xvii)       Accounts owed by Kearney Electric or Indicom Electric Company, regardless of whether otherwise eligible, to the extent that the aggregate balance of Accounts owed by such account debtor exceeds 25% of the aggregate amount of all Accounts; and

(xviii)      Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Floating Rate” means, (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the sum of the Prime Rate plus one percent (1.0%), which interest rate shall change when and as the Prime Rate changes and (ii) with respect to the Structural Overadvance evidenced by the Structural Overadvance Note, an annual interest rate equal to the sum of the Prime Rate plus four percent (4.0%), which interest rate shall change when and as the Prime Rate changes.

“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.

“Maturity Date” means, with respect to the Credit Facility, May 23, 2010, as may be extended pursuant to Section 2.9.

“Maximum Line Amount” means $7,000,000, unless this amount is reduced pursuant to Section 2.9, in which event it means such lower amount.

“Note” means the Revolving Note, the Structural Overadvance Note, and the Revolving Note and the Structural Overadvance Note.

“Petroleum Engineers Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)            the product of the Accounts Advance Rate times Petroleum Engineers’s Eligible Accounts, less

(ii)           The Borrowing Base Reserve, less

(iii)          Indebtedness that Petroleum Engineers owes to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of Petroleum Engineers’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement in effect between the Borrower and the Lender that is not described in Article II of this Agreement and any indebtedness owed by Petroleum Engineers to Wells Fargo Merchant Services, L.L.C.

“Purchase Price” means the Purchase Price, as defined in the Stock Purchase Agreement.

“Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement dated as of March 2, 2007 by and among Tradestar Services, Inc., 1297181 Alberta Ltd., 383210 Alberta Ltd, Dave Hunter Resources Inc., Barry Ahearn and Dave Hunter.

“Structural Overadvance” has the meaning specified in Section 2.14.

“Structural Overadvance Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit D hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Tradestar Borrowing Base” means at any time the lesser of:

(a)           The Maximum Line Amount; or

(b)           Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)            the product of the Accounts Advance Rate times Tradestar’s Eligible Accounts, less

(ii)           The Borrowing Base Reserve, less

(iii)          Indebtedness that Tradestar owes to the Lender that has not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Tradestar’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement in effect between Tradestar and the Lender that is not described in Article II of this Agreement and any indebtedness owed by Tradestar to Wells Fargo Merchant Services, L.L.C.

2.             The definition of “Wells Fargo Bank Affiliate Obligations” is hereby deleted in its entirety from the Credit Agreement and shall not be replaced, and each reference in the Credit Agreement to “Obligations” is hereby deleted and replaced with the term “Indebtedness”, and Section 1.1 of the Agreement shall further be amended to include the following definition:

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender or with Wells Fargo Merchant Services, L.L.C., and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3.             Section 2.6(g) and 2.6(h) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(g)  Termination and Line Reduction Fees.  If (i) the Lender terminates the Credit Facility during a Default Period, or if (ii) the Borrower terminates or reduces the Credit Facility as provided under Section 2.9 on a date prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of (A) the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) and (B) the amount prepaid on the Structural Overadvance Note, calculated as follows:  (A) three percent (3.0%) if the termination or reduction occurs on or before March 2, 2008; (B) two percent (2.0%) if the termination or reduction occurs after March 2, 2008, but on or before March 2, 2009; and (C) one percent (1.0%) if the termination or reduction occurs after March 2,

2009; provided, however, that a termination fee will not be payable on the Structural Overadvance Note unless the Maximum Line Amount is terminated or reduced at the same time.

(h)  Waiver of Termination Fees.  The Borrower will be excused from the payment of termination fees otherwise due under Section 2.6(g) if such termination is made (i) because of refinancing through another division of the Lender after March 2, 2008, (ii) so long as no Default Period is then in existence, within sixty (60) days of the Lender establishing an aggregate Borrowing Base Reserve in excess of $100,000 or (iii) so long as no Default Period is then in existence, within sixty (60) days of the Lender designating the required amounts of new covenants, in accordance with Section 6.2(j), at levels that are more restrictive than the covenants that were previously established for the Borrower.”

4.             New Sections 2.14 and 2.15 of the Credit Agreement are hereby added to read in their entirety as follow:

“Section 2.14         Structural Overadvance.  The Lender agrees, subject to the terms and conditions of this Credit Agreement, to make a single advance to the Borrower (the “Structural Overadvance”) in an amount not to exceed $1,500,000. The Structural Overadvance will be made on the Closing Date (as defined the Stock Purchase Agreement) for the acquisition of Decca Consulting by Tradestar Services, Inc.  The Borrower’s obligation to pay the Structural Overadvance shall be evidenced by the Structural Overadvance Note and shall be secured by the Collateral as provided in Article III.  Upon fulfillment of the applicable conditions set forth in this Credit Agreement, the Lender shall deposit the proceeds of the Structural Overadvance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(b) unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.15           Payment of Structural Overadvance Note.  The outstanding principal balance of the Structural Overadvance Note shall be due and payable as follows:

(a)           On the earlier of (i) the closing of the Decca Consulting credit facilities with Wells Fargo Financial Corporation Canada (which is expected to occur prior to March 15, 2007) and (ii) March 15, 2007, the Borrower shall pay principal on the Structural Overadvance Note in the amount necessary such that the remaining principal balance on the Structural Overadvance Note shall not exceed $638,000;

(b)           Beginning on April 1, 2007, and on the first day of each month thereafter, in equal monthly principal installments of approximately $26,583, plus interest, such that the remaining balance of the Structural Overadvance Note is amortized over 24 months (such that the Structural Overadvance Note is paid in full on March 1, 2009); and

(c)           On the Termination Date, the entire unpaid principal balance of the Structural Overadvance Note, and all unpaid interest accrued thereon, shall in any event be due and payable.

All prepayments of principal with respect to the Structural Overadvance Note shall be applied to the most remote principal installment or installments then unpaid.”

5.             Section 3.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 3.1           Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds. Upon request by the Lender, the Borrower will grant the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, L.L.C., a security interest in all commercial tort claims that the Borrower may have against any Person.”

6.             Section 6.2 of the Credit Agreement, Financial Covenants, is hereby amended and restated to read in its entirety as follows:

“(a)  Minimum Book Net Worth.  Tradestar will maintain, during each period described below, its Book Net Worth (calculated without regard to (i) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (ii) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r)), determined as of the end of each month, in an amount not less than the amount set forth for each such period (numbers appearing between “( )” are negative):

Period	Minimum Book Net Worth
February 28, 2007	($421,000)
March 31, 2007	($386,000)
April 30, 2007	($366,000)
May 31, 2007	($316,000)
June 30, 2007	($162,000)
July 31, 2007	($132,000)
August 31, 2007	($100,000)
September 30, 2007	$193,000
October 31, 2007	$243,000
November 30, 2007	$293,000
December 31, 2007 and each month thereafter	$446,000

(b)  Minimum Net Income.  Tradestar will achieve, for each period described below, fiscal year-to-date before-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP (calculated without regard to (i) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (ii) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r)) of not less than the amount set forth for each such period:

Period	Minimum Net Income
Three months ending March 31, 2007	$85,000
Six months ending June 30, 2007	$309,000
Nine months ending September 30, 2007	$664,000
Twelve months ending December 31, 2007	$917,000

(c)  Minimum Book Net Worth.  Petroleum Engineers will maintain, during each period described below, its Book Net Worth (calculated without regard to (i) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (ii) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r)), determined as of the end of each month, in an amount not less than the amount set forth for each such period:

Period	Minimum Book Net Worth
February 28, 2007	$2,017,000
March 31, 2007	$2,231,000
April 30, 2007	$2,291,000
May 31, 2007	$2,351,000
June 30, 2007	$2,576,000
July 31, 2007	$2,637,000
August 31, 2007	$2,697,000
September 30, 2007	$2,940,000
October 31, 2007	$3,002,000
November 30, 2007	$3,062,000
December 31, 2007 and each month thereafter	$3,314,000

(d)  Minimum Net Income.  Petroleum Engineers will achieve, for each period described below, fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP (calculated without regard to (i) any change in the valuation of goodwill made in accordance with FASB Accounting Standard 142, and (ii) any non-cash effects of accounting for stock based compensation in accordance with FASB pronouncement SFAS 123(r)) of not less than the amount set forth for each such period:

Period	Minimum Net Income
Three months ending March 31, 2007	$334,000
Six months ending June 30, 2007	$680,000
Nine months ending September 30, 2007	$1,045,000
Twelve months ending December 31, 2007	$1,417,000

(e)  Capital Expenditures.  Tradestar will not incur or contract to incur Capital Expenditures of more than $25,000 in the aggregate during the fiscal year ended December 31, 2007, and zero during any fiscal year thereafter.

(f)  Capital Expenditures.  Petroleum Engineers will not incur or contract to incur Capital Expenditures of more than $150,000 in the aggregate during the fiscal year ended December 31, 2007, and zero during any fiscal year thereafter.

(g)  Distributions from Tradestar to Tradestar Services, Inc.  Tradestar will not pay any dividends or distributions to Tradestar Services, Inc., or repay existing intercompany debt to Tradestar Services, Inc., other than distributions or repayments to allow Tradestar Services, Inc. to make scheduled principal and interest payments on debt owed by Tradestar Services, Inc. to the creditors listed on Schedule 6.2, which distributions or repayments shall not exceed $100,000 in any month during Tradestar’s fiscal year ending December 31, 2007, and shall be zero during any fiscal year thereafter.  Before Tradestar makes any distribution or repayment to Tradestar Services, Inc. otherwise permitted under this Section 6.2(g), and immediately after making any such payment, (i) Tradestar Availability shall not be less than $375,000, (ii) Tradestar shall have positive Book Net Worth and (iii) no Default Period is then in existence and none would exist immediately after such distribution.  The debt owed by Tradestar Services, Inc. is not, and will not, be guaranteed by Tradestar.

(h)  Distributions from Petroleum Engineers to Tradestar Services, Inc.  Petroleum Engineers will not pay any dividends or distributions to Tradestar Services, Inc. other than distributions (i) to allow Tradestar Services, Inc. to make scheduled principal and interest payments on debt owed by Tradestar Services, Inc. to the creditors listed on Schedule 6.2, (ii) to allow Tradestar Services, Inc. to make loans or advances on a subordinated basis to Tradestar, or (iii) to allow Tradestar Services, Inc. to fund corporate overhead needs; which distributions shall not exceed $150,000 in any month, or $1,800,000 in the aggregate during Petroleum Engineers’s fiscal year ending December 31, 2007, and shall be zero during any fiscal year thereafter.  Before Petroleum Engineers makes any distribution to Tradestar Services, Inc. otherwise permitted under this Section 6.2(h), and immediately after making any such payment (i) Petroleum Engineers Availability shall not be less than $350,000, (ii) Petroleum Engineers shall have positive Book Net Worth and (iii) no Default Period is then in existence and none would exist immediately after such distribution.  The debt owed by Tradestar Services, Inc. is not, and will not, be guaranteed by Petroleum Engineers.

(i)  Distributions from Borrowers to Tradestar Services, Inc. for the purchase of Decca Consulting.  Borrower will not pay any dividends or distributions to Tradestar Services, Inc. for the purchase of Decca Consulting except as permitted under this Section 6.2(i), which dividends or distributions shall not exceed $1,500,000 in the aggregate during Borrower’s fiscal year ending December 31, 2007, and shall be zero during any fiscal year thereafter.  Borrower may make distributions to Tradestar Services, Inc. (i) from the Structural Overadvance to allow 1297181 Alberta Ltd. and Tradestar Services, Inc. to pay the Purchase Price for the purchase of Decca Consulting and (ii) to allow Decca Consulting to repay loans or advances made by Wells Fargo Financial Corporation Canada.  Before either Borrower makes any distribution to Tradestar Services, Inc. otherwise permitted under this Section 6.2(i), and immediately after making any such payment (i) such Borrower shall have positive Book Net Worth and (ii) no Default Period is then in existence and none would exist immediately after such distribution.

(j)  New Covenants.  The Borrower and the Lender shall agree on new covenant levels for this Section 6.2 prior to December 31, 2007, but if the Borrower and the Lender do not agree, the Lender shall designate the required amounts in its sole discretion based on (i) the Borrower’s reasonable projections for such periods and/or (ii) the Borrower’s historical financial performance, and the failure by the Borrower to maintain the designated amounts shall constitute an Event of Default.”

7.             Section 6.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Section 6.4           Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;

(b)           Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

(c)           Any indebtedness relating to Permitted Liens.”

8.             Section 7.1(q) of the Credit Agreement, Events of Default, is hereby amended and restated to read in its entirety as follows:

“(q)  Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur, or any breach, default or event of default by or attributable to the Borrower or any Affiliate under any agreement between the Borrower or such Affiliate and Wells Fargo Financial Corporation Canada shall occur; or”

9.             Exhibit A.  Exhibit A to the Credit Agreement is amended and restated in its entirety and replaced with Exhibit A attached hereto.

10.           Schedule 6.2.  Schedule 6.2 to the Credit Agreement is amended by adding the following promissory notes, secured by all of the issued and outstanding capital stock of Decca Consulting, to the list of Tradestar Services, Inc. Creditors:

Creditor	Amount
383210 Alberta Ltd	Cdn $725,000
Dave Hunter Resources Inc.	Cdn $725,000

11.           Schedule 6.3 and Schedule 6.5.  Schedule 6.3 and Schedule 6.5 to the Credit Agreement is amended by adding as permitted liens and guaranties a guaranty by each Borrower and a lien by each Borrower in favor of Wells Fargo Financial Corporation Canada in connection with the Decca Consulting credit facilities with Wells Fargo Financial Corporation Canada.

12.           No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

13.           Amendment Fee.  The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $65,000 in consideration of the Lender’s execution and delivery of this Amendment.

14.           Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)           The Revolving Note and the Structural Overadvance Note, duly executed by the Borrower.

(b)           The Acknowledgment and Agreement of Guarantor and the Acknowledgment and Agreement of Subordinated Creditor set forth at the end of this Amendment, duly executed by each Guarantor and Subordinated Creditor.

(c)           Evidence that the Closing (as defined the Stock Purchase Agreement), has occurred.

(d)           Evidence of a $300,000 cash infusion into Tradestar Services, Inc. for use by Tradestar Services, Inc. as partial payment of the Purchase Price.

(e)           A true and correct copy of the Stock Purchase Agreement.

(f)            A true and correct copy of the documentation evidencing the Corporate legal structure of the Borrower, the Guarantors and all Affiliates of any of them.

(g)           Evidence that all notes payable to Clarence Downs by Tradestar Services, Inc., are properly reflected on the financial statements of Tradestar Services, Inc., are not reflected on the financial statements of Tradestar, and that there are no notes payable to Clarence Downs by Tradestar.

(h)           Evidence that since the date of the most recent financial statements furnished to the Lender, there has been no change in the Borrower’s or any Guarantor’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

(i)            Evidence from the Borrower’s independent certified public accountants as to the Borrower’s tax-loss carry forward amount and its expected impact on the Borrower’s financial statements in future periods.

(j)            All outstanding compliance certificates of Tradestar’s chief financial officer in the form of Exhibit B-1 and of Petroleum Engineers’s chief financial officer in the form of Exhibit B-2 as required by Section 6.1(b) of the Credit Agreement.

(k)           Payment of the fee described in Paragraph 13.

(l)            Such other matters as the Lender may require.

15.           Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)           The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

16.           References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

17.           No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

18.           Release.  The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or each Guarantor or each Subordinated Creditor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

19.           Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 13 of this Amendment.

20.           Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantor and the Acknowledgment and Agreement of Subordinated Creditor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		TRADESTAR CONSTRUCTION SERVICES, INC.

By:	/s/ Martin E. Tracy	By:	/s/ Kenneth Thomas
Name:	Martin E. Tracy	Name:	Kenneth Thomas
Its:	Vice President	Its:	Vice President and Secretary

PETROLEUM ENGINEERS, INC.

By:	/s/ D. Hughes Watler, Jr.
Name:	D. Hughes Watler, Jr.
Its:	Chief Financial Officer

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Tradestar Construction Services, Inc., a New Mexico corporation and Petroleum Engineers, Inc., a Louisiana corporation (together, the “Borrower”), to Wells Fargo Bank, National Association (as more fully defined in Paragraph 1 of this Amendment, the “Lender”), acting through its Wells Fargo Business Credit operating division pursuant to a Guaranty dated May 23, 2006 the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 18 of the Amendment) and execution thereof; (iii) reaffirms all obligations to the Lender pursuant to the terms of the Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

In addition, in consideration of the Lender allowing the distribution from Borrowers to Tradestar Services, Inc. in Section 6.2(i) for the purchase of Decca Consulting, the undersigned guarantor hereby covenants and agrees that it will take all necessary action to further secure its Guaranty by granting a pledge and security interest in not less than 65% of all of the issued and outstanding capital stock of Decca Consulting to the Lender upon payment in full of the Notes set forth in Paragraph 10 of the Amendment.

TRADESTAR SERVICES, INC.

By:	/s/ Richard A. Piske, III
Name:	Richard A. Piske, III
Its:	President

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITOR

The undersigned, a subordinated creditor of Tradestar Construction Services, Inc., a New Mexico corporation and Petroleum Engineers, Inc., a Louisiana corporation (together, the “Borrower”) to Wells Fargo Bank, National Association (as more fully defined in Paragraph 1 of this Amendment, the “Lender”) acting through its Wells Fargo Business Credit operating division, pursuant to a Subordination Agreement dated May 23, 2006 (the “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 18 of the Amendment) and execution thereof; (iii) reaffirms all obligations to the Lender pursuant to the terms of the Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under the Subordination Agreement.

TRADESTAR SERVICES, INC.

By:	/s/ Richard A. Piske, III
Name:	Richard A. Piske, III
Its:	President